EXHIBIT 99.1

SUN HYDRAULICS CORPORATION

SECOND QUARTER 2006 EARNINGS

08 /09/2006

2:30PM

PARTICIPANTS

Allen Carlson-Sun Hydraulics-President-CEO

Tricia Fulton-Sun Hydraulics-CFO

Operator: Greetings, ladies and gentlemen, and welcome, to the Sun Hydraulics second quarter, 2006 conference call. At this time, all participants are in a listen-only mode, a brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0, on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure, to introduce your host, Mr. Rich Arter, Investor Relations-Spokesperson. Thank you Mr. Arter, you may begin.

Rich Arter-Investor Relations Spokesperson

Thank you Ryan. Good afternoon and thank you for joining us today. With me are Allen Carlson, Sun’s President and CEO and Tricia Fulton, Sun’s Chief Financial Officer. After our prepared remarks, we will take questions from the dial-in audience. Please be aware, that any statements made in today’s presentation, that are not historical facts, are considered forward-looking statements within the meaning of section 21-E of the Securities Exchange Act of 1934. For more information on forward-looking statements, please see yesterdays press release. It is now my pleasure to introduce Allen Carlson.

Allen Carlson-Sun Hydraulics-President-CEO

Good afternoon everyone. Business continued to be brisk in the second quarter, and we again were able to achieve double-digit growth on both the top and bottom lines. July and August orders to date, have remained strong, and we expect to continue our strength of double-digit growth in sale and earnings, in the third quarter. While sales and orders were strong in the second quarter, our earnings lagged. We continued to see material and fixed costs increases in the quarter, which kept us at the low end of our earnings forecast. In the past couple of years, we have been able to overcome most of the cost increases we have seen with productivity gains. However, the increases caught up with us in the second quarter, and they had a negative impact on earnings. To combat any further margin erosion, and to improve future earnings, we implemented a mid-year price increase in July, and accelerated some of our capital investments. We expect the combination of continuing strong sales, further productivity improvements and close to a full quarters effect of the price increase, to boost third quarter earnings, to approximately $0.39. Tricia will provide further comment on financial results and outlook, in a few minutes.

Throughout the beginning of this year, Sun has received National recognition from several sources. Business Week, ranked Sun #61, of the top 100 “Hot growth Company’s” for 2006, and Fortune Magazine, ranked Sun #14, on its “2006 Small Business 100” list. The second year in a row, that we have been recognized by Fortune. In July, NASDAQ announced, that Sun qualified for, and was included, in the new Global Select Market group. As stated by NASDAQ, the inclusion in the Global Select Market, recognizes a Company’s commitment to high standards and good governance. Everyone at Sun, is extremely pleased to be recognized of our performance over the past few years. I would now like to turn the call over to Tricia, to provide some more of the details on the quarter. Tricia.

Tricia Fulton-Sun Hydraulics-CFO

Thanks Al. All comparisons will be to the same period last year. As Al mentioned, we saw double-digit growth in the second quarter, with net sales up 19% to $37 million. Net income was up 23% to $4.3 million. Basic and deluded earnings per share increased to $0.39, up approximately 20% over last year. Broken out geographically; Asian sales continued to grow, up 26% to $5.7 million. Increases continued to be led by sales in Korea, and to China. European sales were up 24% to $10.7 million, with significant increases in France, UK, Germany, Sweden and Italy. Growth also continued in the North American manufacturing sector, with sales up 13%. Shipments within the US were up 12%. In whole dollars, gross profit increased, however, we continued to see erosion in the gross profit percentage, which was down 2 points to 30.4%. This decrease, was due to higher material costs, coupled with an increase in the fixed cost base, which includes salaries and fringe benefits, building maintenance and depreciation.

As Al stated earlier, we have taken steps to improve future earnings, with a mid-year price increase, and accelerated capital investments. SEA increased to a modest 3.7% to $4.7 million. The increase was driven by higher compensation expense, including additional engineering and marketing personnel. The income tax provision, was 33.6% of pretax income, compared to 36.7%. The majority of the decrease is attributed to last year reduction in the US effective tax rate of approximately 3%. This reduction is carried over into this year, and we expect to maintain a consolidated effective rate of approximately 34% for the remainder of 2006.

Net cash from operations, was $8 million, down slightly from last year. Higher accounts receivable and inventory balances, were partially offset by the increases in net income, depreciation and stock based compensation. Base sales outstanding, increased from 34 to 37. We have historically been around 36 days, and perceived with 37 in Q2 of this year, to be within our normal range.

We are extremely pleased that inventory turns continue to improve, by half a turn to 11.2. Capital expenditures through June, were nearly $5 million, and are now projected to be approximately $10.5 million for the year.

In June, the Board of Directors declared a quarterly cash dividend, of $0.10 per share. Dividends were paid on July 15, to shareholders of record on June 30. The Board also announced the stock buy-back of up to $2.5 million in June. The buy-back, was completed in July, with $135.4 thousand shares being bought, at an average price of $18.47. Our outlook for the third quarter, calls for continued growth. Sales are estimated to be approximately $36 million, as 25% increase over last year. Earnings per share, are estimated to be between $0.38-0.40 per share, approximately 44% higher than the third quarter last year.

Thank you, I will now turn the call back to Rich, for Q&A.

Rich Arter-Investor Relations Spokesperson

Thanks Tricia. Before we take questions from the audience, we did have one question or a series of questions, that came in via e-mail. The questions are from Michael Bragged. They are...

<Q>: When was the last time Sun instituted a mid-year price increase? How large is it? I there any concern, that it may have triggered dealer prebuying?

Rich Arter-Investor Relations Spokesperson

Sun has previously instituted mid-year price increases. The last time, back in 2002. For competitive reasons, we really don’t want to divulge the amount of the occurring increase, but we expect the overall net effect to be about 2%. We don’t believe there’s been any prebuying of any significance, and that is substantiated by distributor inventories, which at the end of June, were up about 5.5%, compared to the first quarter, which was down 7% from year end. Essentially, field inventories have remained flat or steady.

With that, Ryan I would like to open up the call acuminate with the dial-in people.

Operator: Ladies and gentlemen, at this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press *1, on your telephone keypad. A confirmation tone, will indicate that your line is in the question queue. You may press *2, if you would like to remove your question from the queue. For participants using speaker equipment, if may be necessary to pick up your handset before pressing the * keys.

Our first question comes from the line of Scott Mack, with Robert W. Baird.

<Q>: Good afternoon everybody. I was wondering if we could talk in just a little bit more detail on the third quarter outlook? I have been just looking over the last 2 years, I normally would expect in the third quarter to see more of a sequential decline in revenue and earnings, it certainly looks like you are forecasting something that is not as seasonal. Particularly with revenue and something that would be closer to only a $1 million sequential drop-off. Are we seeing less seasonal demand right now? Is that a function of the price increase? Do we have some catch-up to do, with capacity constraints?

Allen Carlson-Sun Hydraulics-President-CEO

I can probably tell you more, what its not than what it is. To start with, I do not believe that it has anything to do with our pricing, which was extremely modest, and probably has little impact on what our customers or dealers would do. We felt that going into it, and we’ve been following orders and inventory very closely, and we don’t believe that its that. We do know, that our business outside the US, continues to grow, and our US business continues to grow. Orders are very, very strong for our product, and I believe it has more to do with our business model, of providing on-time products to customers. Our web initiative, which we’ve outlined in previous conference calls. In other words, providing information to customers around the world, when they want it in the real-time. I think it has more to do with that, and the general business economy continues to be very strong world wide, so those are the factors.

<Q>: In terms of the orders being strong, what sort of magnitude are talking about year-over-year order increases in the second quarter and perhaps as we look in through July as well?

Allen Carlson-Sun Hydraulics-President-CEO

Well, I think we have detailed that in some of the information. Orders are running somewhere around 20% growth year-over-year. We have seen that in the second quarter, which turns into shipments in the third quarter, and those kinds of numbers continue on in July and August, which bodes well for certainly the third quarter and perhaps even into the fourth quarter.

<Q>: Okay.

Tricia Fulton-Sun Hydraulics-CFO

The run rate, that we have seen in July and August are very steady, compared to what was incoming with June as well.

<Q>: I see, and then especially in the context of this very strong third quarter revenue forecast, and the talk of accelerating some capital spending. Have we seen re-time stretched? Do we have more of those orders stretching out into the third quarter, than maybe we saw last year at this time.

Allen Carlson-Sun Hydraulics-President-CEO

Not really, because all off our scheduling is done to customer request, and fundamentally we monitor our past due, relative to customer request, and that’s running pretty well. I think it’s more to do with a strong business climate out there, and it’s not just North America, it’s not just Europe, it’s not just Asia. You know all of the stars are kind of in alignment, and all the economies that we deal with, continue to grow, continue to do well, and we’re making investments that really are not outside of what we anticipated, other than we are probably pulling them forward a little bit. We expected the kind of investments that we are making, we expected to make those investments, its just a matter of what was the timing. Maybe we have pulled them forward 2 or 3 months.

<Q>: I see. Just one last question related to the price increase. What have you seen in terms of competitors in the market, in terms of price increases? I mean, is this 2% consistent with what you see going on out in the market right now? Is it a little high? Is it a little low? Where does it shake out?

Allen Carlson-Sun Hydraulics-President-CEO

Its probably less then what other people are doing. I don’t think you can take this mid-year increase alone. I think you have to take in context, you know, what’s been done over the last 3 to 4 years. I believe that we have held our prices quite steady over the 3 or 4 years, and have been able to do that, because our productivity gains outweighed our material cost increases, but because of energy, particularly because of energy, we’re seeing cost increase to raw materials, to electric usage, that we just are not able to absorb those kinds of increases and we are forced into a mid-year increase.

<Q>: Okay, well I’ll hop back in queue. I would assume that somebody will follow up or I will follow up on some more of the cost increases. Thank you.

Operator: Our next question, comes from the line of Will Lions, with Westminster Securities.

<Q>: Hi, hi, congratulations on another great quarter. I was wondering if you could give us some color and depth to new product introductions during the first half of the year, and an outlook for the rest of the year? I know, in the past you had states you though specifically that was what the acquisition of Whiteoak would give you, but could kind of expand on that for us? Update us on it?

Allen Carlson-Sun Hydraulics-President-CEO

Sure. Our new product introductions, continue to be centered around electrohydraulic products, and packages. We did release some Whiteoak products in the second quarter, and more to follow. I don’t believe the Whiteoak products, at this point in time, are material to why we are seeing large growth in orders. I think they will, but I think it is electrohydraulic products in general and valve packages. Just overall demand for our common vanilla products, as well.

<Q>: On the capital investment side, could you give us some expansion on that? Exactly what, is it completely new production capacity? Or just upgrading your current capacity? What are you doing there?

Allen Carlson-Sun Hydraulics-President-CEO

It is some of both. For example, we’ve ordered I believe it is 4 CNC machining centers, that machine the manifolds. Some of those CNC machining centers will replace existing equipment that’s 18 years old. I believe that is half of them, and the other half is going to be additional capacity in our Kansas plant. There for example, and that is nearly $2 million or maybe over $2 million of our capital in the second half of this year. Just in 4 CNC machining centers. Then we have some finishing equipment, which will improve productivity, by allowing us to finish parts, like honing and grinding and lapping. Finishing parts with greater precision, faster with less scrap. So the primary reasons there, are both productivity and capacity. So it is a smattering of a little bit of everything, but again I would like to just sort of step back and reiterate how we do these things. We take a look constantly, at where we have productivity gains to be had? Where we have capacity issues? Where we have scrap, and we are constantly assessing what our constraints are, and taking corrective action on those constraints. That’s what drives our capital spending, and we make those decisions daily.

<Q>: Have you seen an increase in per employee hourly working? I mean are people working longer hours for you?

Allen Carlson-Sun Hydraulics-President-CEO

I think that was probably true in maybe April, May, early June, but we’ve hired a fair amount of summer help. College kids, that I believe the number is somewhere around 30, which allows us to lighten the load during the summer months. People take a lot of vacations during the summer months. So I would say that they answer to your question is no, we have not seen more hours being worked by our employees during the summer months. For those reasons.

<Q>: Which would logically mean that you would expect to see that in the second-half of the year, after the summer vacations are over.

Allen Carlson-Sun Hydraulics-President-CEO

That’s correct, but to offset that, we are bringing in some pieces of automation, which will help us in not requiring perhaps as many man-hours in some of products. In fact, we just had a discussion about this, this morning, and we will probably come pretty close with the automations being installed in the second-half of this year versus the need for man-hours. Its probably going to just about offset it.

<Q>: Interesting. Okay thanks, that’s all I had.

Operator: Our next question comes from the line of Brian Reft, with Morgan-Dempsey Capital Management.

<Q>: Good afternoon everybody. Can you give us a sense as to how many shifts you guys are running now in the summer? Both on the manifold and on the cartridge side?

Allen Carlson-Sun Hydraulics-President-CEO

Yeah, its a strange answer to the question. We have a very flexible workforce, and we’re very flexible with our workforce. So we do not have 200 people standing in line to punch-in at 8:00 in the morning, and they work the first shift until the second shift punches in at 10. We don’t operate that way, so you’ve got a real mixture of trying to define what’s a shift. Then we have also implemented during the summer months, we’ve had the opportunity to implement a weekend shift, where people work Friday, Saturday, Sunday. Just to keep some of the critical operations going, but in a broad sense, with all of that behind us, we are still primarily 2 shifts a day. If the first shift is at 100%, the second shift is probably at 50 or 60%. Supplemented with a weekend shift of I don’t know, probably 5%. Then overlapping in lots of areas at lots of times, throughout the course of a normal week, which for us is 4 days, 10 hours a day, and Friday and Saturday’s as needed.

<Q>: Okay, okay. Can you give us a sense as to versus the first quarter, anymore or less overtime?

Allen Carlson-Sun Hydraulics-President-CEO

Tricia, you want to take a crack at that?

Tricia Fulton-Sun Hydraulics-CFO

Sure, we are experiencing labor as a percent of sales. Productivity levels, just about the same between Q1 and Q2. Actually going back to Q2 of last year as well. So as the sales increase, we are seeing a few more overtime hours. But as a percent of sales, the labor is staying very flat.

<Q>: Okay. You talked about adding some engineering headcount. Can you kind of define or give us sense as to what you hiring market is out there for say.. Skilled engineering, maybe skilled CNC tool operators? What your retention rates are? What pressure you might have, you know you talk about SG&A, wage and labor costs?

Allen Carlson-Sun Hydraulics-President-CEO

Sure. There’s a couple of answers I would like to provide with that. First of all, we are seen in Sarasota as one of the better company’s to work for, and when we have openings for manufacturing personnel, generally we have multiple people interested in the job. A couple of the local manufactures here, have scaled back. One, in fact, is closing the facility, and that is opening up a labor pool for us of some good people. On the engineering and marketing side, there are some possibilities again, with the facilities that are scaling back or closing, to hire some of their people. We are in a very enviable position in our business. Being in Sarasota, FL, with the reputation that Sun has and the brand recognition, we are a desirable place for a lot of people to work. So we really aren’t suffering, finding good qualified candidates to fill positions as they open up. Having said that, I don’t want to make it sound like its easy, and it’s like fruit falling out of the tree. You do have to work at it, and our HR and other employees like to stroke the Company, work at that very hard. In fact, probably the number 1 mechanism for us finding new employees, is an existing employee recommend a neighbor a friend, somebody they know to apply for a job at Sun. So the referral is quite good with our 600+ employees making referrals all the time.

<Q>: Okay. Can you give us a sense to what your SG&A based labor rates are running? Would you say low single digits? Mid single digits? Can you give us a sense as to what kind of the underlying pressure is? Maybe not to just hire people in, but also to retain and minimize the turn-over that you have?

Allen Carlson-Sun Hydraulics-President-CEO

Our turn-over rates vary from time to time, ranging from 10-15% of our workforce. That turn-over rate is everything. It’s people retiring, people relocating, probationary, but it’s all of the turn-over. It’s 10-15%, and for this part of the world, that’s extremely low.

<Q>: And you kind of, maybe Tricia can answer this. Kind of your wage/salary, what might that be for the year going forward? You know, 2%, 3%.

Allen Carlson-Sun Hydraulics-President-CEO

We are not expecting a wage increase until early next year. January.

Tricia Fulton-Sun Hydraulics-CFO

We do them just once a year.

<Q>: Okay, can you kind of give us a sense as to what... You know starting in ‘06, I’m just getting a pattern; Is it more normalized, I’m looking more for the numerical outwire. We have one manufacture out in Orum, Utah, they had to raise wages 9%, because of a 1% unemployment out there. What are your guys seeing. I am just getting a sense as to what you paid in this year?

Tricia Fulton-Sun Hydraulics-CFO

We aren’t seeing that at all. It’s in the single digits. It varies between departments and demands, but yeah we are not seeing anything like what you are describing.

<Q>: Okay. Can you give us any sense as to the magnitude on some of the costs in the raw materials? Oil and gas, steel, diesel, freight, electric, you know kind of year-over-year what magnitudes are up?

Tricia Fulton-Sun Hydraulics-CFO

The aluminum, we’re obviously seeing quite a big increase over last year. Probably 20-25% over Q2 last year. The purchase parts that we’re buying, that are steel. Most of those cost increases came through last year, starting with surcharges that they placed on them, that have rolled over into the actual cost for this year. On the utilities, we have definitely seen increase as a percentage, probably close to 30% on a monthly basis, that we are seeing on our electric bills.

<Q>: Is that based upon usage? Or is there a power grid problem with population growth in Florida? I mean, is there an issue with your local power authority?

Allen Carlson-Sun Hydraulics-President-CEO

That’s just false. The cents per kilowatt is up, and we’re using more kilowatts.

<Q>: Okay. Of the $10.5 million you guys talked about property plant equipment, what percentage of that might be just maintenance for the year?

Tricia Fulton-Sun Hydraulics-CFO

I would venture to say, probably about 20% of that.

<Q>: About 20%. Okay, I’ll jump back in line. Thanks guys.

Operator: Our next question, comes from the line of Scott Mack, with Robert W. Baird.

<Q>: Hello again.

Allen Carlson-Sun Hydraulics-President-CEO

Obviously they did not pick up on your question, to your satisfaction.

<Q>: Well I’m glad that you say that, because I manages to disconnect myself. But its a good point to follow up then, especially if you have not talked about it yet. If you could estimate the impact in the quarter, in terms of percentage of revenue of the higher input costs?

Tricia Fulton-Sun Hydraulics-CFO

I have a breakdown of the gross profit percentage quarter-to-quarter. The material portion of it is, of the 2% that gross profit decreased. The majority of it was material. I would say that 80% of it was material.

<Q>: It sounds like there wasn’t much year-over-year incremental price realization built into that number?

Tricia Fulton-Sun Hydraulics-CFO

No.

<Q>: Into the sales increase? Okay. Then relative, I guess maybe if you could put it in baskets, the aluminum versus steel versus fixed costs? I mean are they all running.... Have similar impacts? One just proportionately more than the other?

Tricia Fulton-Sun Hydraulics-CFO

The aluminum is less than the steel inputs on the purchased parts. Aluminum accounts for about one-third of the material portion. The steel purchase parts account for two-thirds, and any currency affect at the gross profit line was minimal. So when we sell to our subs. Then the portion related to the fixed overhead, is about the same as the portion for the steel, in whole dollars. There’s really no effect from the labor, and variable overhead portion. It’s relatively stable.

<Q>: Okay. I was wondering if you could dive into the segments real quick? Both Korea and UK, Korea in particular, down slightly sequentially in the second quarter, both in terms of revenue and operating margins. I know that is kind of nit-picky in a segment that is up 25% year-over-year, but is there something in particular that is going, that maybe we didn’t get a sequential bounce a seasonal bounce in Korea or the UK?

Tricia Fulton-Sun Hydraulics-CFO

In the UK, in particular, we are handling some of the sale that were derived from that office in the previous year, through the US now. Instead of through their office, and there is some commission issues, which is why you are seeing the sales flow through the US and not on the UK side, which account for them being down. But, it also accounts for their operating income being up, because the way we are handling commission.

Rich Arter

Let me elaborate on the just briefly if I could Trish. Our model in Europe for the longest time, has been for us in Sarasota, where the majority of the cartridges are manufactured, to manufacture those cartridges and put them in inventory in our UK facility or our German facility. Then they would ship to distribution in other countries, from the UK. They would ship to Finland. They would ship to Sweden. They would ship to Holland, they would ship where ever, and we found earlier, well essentially late last year, that our on-time shipments and our ability to ship directly without buffer inventory, a huge buffer inventory in the UK, was something that we could and should do. Would make us more efficient, would make out distributors more efficient, because they’d get product faster, they would not be drop-shipped to let’s say an intermediate place. Today, what we are doing, not true in all places, but in many places in Europe the distributor in Finland or Sweden or where ever, will actually enter his order directly on the manufacturing plant. Not the intermediate marketing company. We ship directly to, to fulfill that order, directly to the distributor on a weekly basis. Taking time and cost our of the sales channel.

<Q>: I see, I see. Then how about Korea?

Tricia Fulton-Sun Hydraulics-CFO

Korea, was down 100K from Q1. There is no particular reason, but sequentially they had a decrease in sales. Just timing of the shipments and orders.

<Q>: Fair enough. That’s all I had, thank you.

Operator: Our next question comes from the line of Brian Reft, Morgan-Dempsey Capital Management.

<Q>: Can you guys elaborate a bit on.... You talked about kind of your real-time or some of your customers could go in and set up packages, specifications, functions, work on your system. Can you measure that traffic as similar to bids and quotes? Can you also measure your conversion between somebody navigating into your system from an engineering standpoint, and actually coming in with a purchase order?

Allen Carlson-Sun Hydraulics-President-CEO

I don’t believe we have that level of detail. We can measure more on a macros standpoint, and obviously the more people you have looking at your merchandise, the more opportunities it is to turn it into sales. We can say that, more and more people are going to our website to get information. It grows every quarter, but is there a direct correlation from you know, let’s take a look at what these guys have, to an order. No, I don’t believe we can do that.

Rich Arter

It would be difficult to quantify.

<Q>: Okay, can you measure Richard, the hit rate? I mean is there any numerical concentration that you can put on it? When you check the traffic into your site, can you measure that maybe?

Rich Arter

Well we kind of measure unique visits, as opposed to hits and stuff like that. How many time you have a unique visitor coming to your site. That continues to increase quarter, quarter, quarter, quarter, every quarter. But tying into sales, we speculate, but that is all we do is speculate on that end.

<Q>: Okay. Can you measure from somebody going in and setting up specifications, functionality and packages in that, and maybe the through-put efficiency through that person, then putting in a live order and actually getting it shipped off versus the old way of perhaps going through the dealer or distributor and all of the engineers contacting? Can you back say that system electronically versus maybe 5, 6, 7, 10 years ago?

Allen Carlson-Sun Hydraulics-President-CEO

We can do that today, we couldn’t do that 5 years ago. We have a program called quick quote, where a customer or distributor can go in and configure a unique package, and from that unique package that they’ve configured, then we can say did we ever get an order for what they configured. It does assign a date stamp and a part number to it. So we are tracking that today, but of course we did not have that tool 5 years ago, so there is no way of comparison. But, we are quite happy with the conversion rate of our quick quote program, and it’s getting better. I’m not going to give you the number, because it’s a piece of marketing information that I don’t really want to just kind of let the world know.

<Q>: Sure, sure. Allen can expand on that, and get a sense as to what you cycle time between your first initial customer contact via the web, and like you said configuring packages and actually coming out and making an order. Then you shipping directly to them versus the old days of coming through the dealer, the distributor, talking your engineering guys with their engineering guys and all of the back and forth.

Allen Carlson-Sun Hydraulics-President-CEO

It’s much, much quicker. Maybe a factor of 4-5 times.

<Q>: Okay.

Allen Carlson-Sun Hydraulics-President-CEO

We get quick quote orders, probably in a matter of days. Certainly in a matter of weeks, today. You wouldn’t even get it.. You wouldn’t get the configuration settled in a matter of weeks, in the old system. You would still be bouncing it back and forth with fax machines.

<Q>: Okay, and what would the total time in the old days have been, from alfa to omega? It would have been months?

Allen Carlson-Sun Hydraulics-President-CEO

6, 8, 10 weeks.

<Q>: 6, 8 , 10 weeks. Okay.

Allen Carlson-Sun Hydraulics-President-CEO

And, we are able to do today, in 1 or 2 days, what would have taken 6, 8, weeks.

<Q>: Okay, good answer. Okay, thanks guys.

Operator: Okay, ladies and gentlemen, I’m showing no question in the queue at this time. Do you have any closing remarks?

Allen Carlson-Sun Hydraulics-President-CEO

Nothing other than to say, thank everybody for joining us on the call. We will talk to you next quarter.

Operator: Okay. Ladies and gentlemen, this concludes today’s teleconference. Thank you for your participation.